Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”), effective as of April 25, 2024 (the “Commencement Date”), by and between UNITIL CORPORATION, a New Hampshire corporation (the “Company”), and THOMAS P. MEISSNER, JR. (the “Executive”).

The Company desires to continue to employ the Executive, and the Executive is willing to continue to be employed by the Company, on the terms and conditions of this Agreement.

Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, on the terms and conditions set forth herein.

2. Term. The employment of the Executive under this Agreement shall commence on the Commencement Date and shall end at the close of business on April 24, 2027 (the “Term”).

3. Title, Duties and Authority. The Executive shall serve as Chairman of the Board of Directors (the “Board”) and as a member of the Board (in each case to the extent (i) the Executive is elected to the Board by the Company’s shareholders, (ii) the Executive has not resigned from the Board and (iii) the Executive holding that position is consistent with the Company’s bylaws then in effect), and as Chief Executive Officer of the Company, and shall have such responsibilities and duties for the Company and its subsidiaries consistent with the Executive’s positions as Chairman and Board member (in each case if the Executive holds those positions) and Chief Executive Officer. The Executive shall have all of the powers and duties usually incident to the offices of Chairman (if the Executive holds that position) and Chief Executive Officer. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

4. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), payable in accordance with the Company’s normal practice for paying base salaries to its executive employees. The Base Salary shall be payable at the initial rate of $712,025 per annum, and shall be subject to annual review by the Board for discretionary periodic adjustments in accordance with the Company’s compensation policies. For the purposes of this Agreement, the “Board” means the Board of Directors of the Company and/or one or more committees of the Board of Directors of the Company created by the Board of Directors of the Company.

(b) Incentive Compensation. The Executive shall participate in the Company’s Management Incentive Plan at the initial target rate of 65%, which shall be subject to annual review by the Compensation Committee of the Board, or the Board, for discretionary adjustments in accordance with the Company’s compensation policies.

(c) Employee Benefits. The Executive shall be entitled to participate in the Company’s Supplemental Executive Retirement Program (the “SERP”), and all other employee benefit plans made available by the Company (or any affiliate thereof) to all of its executives during the Term as may be in effect from time to time.

(d) Stock Plans. The Executive shall be entitled to participate in any stock option, restricted stock, phantom stock or similar plan of the Company or any subsidiary as and to the extent provided by the Board from time to time.

(e) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement upon submission of expense claims to the Company for all reasonable and customary expenses incurred by the Executive in performing services hereunder, in accordance with the terms and conditions of the Company’s expense reimbursement policy. The Executive shall be entitled to a monthly allowance of $1,000 for the leasing or financing of a vehicle in accordance with the Company’s automobile policies. The Executive shall be reimbursed for annual membership in a local health club.

(f) Vacations. The Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy, subject to a minimum of five (5) weeks of paid vacation per year. The Executive shall also be entitled to all paid holidays and sick days given by the Company to its executives.

(g) Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state, local and/or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) Board Fees. The Executive shall promptly remit to the Company any compensation received by the Executive (including, without limitation, any fees, equity securities or retirement benefits) for service on the board of directors or similar governing body of any entity in which the Company owns at least five percent of the voting equity securities, unless the Board authorizes the Executive to retain some or all of any such compensation. Notwithstanding the foregoing, the Executive shall be entitled to retain any reimbursements paid to him by any such entity of the actual out-of-pocket expenses incurred by the Executive in attending any meeting of any such board or other governing body. Nothing in this Section 4(h) shall be deemed to authorize the Executive to serve on the board of directors or similar governing body of any other entity if doing so would cause the Executive to be in breach of his obligations under any other provision of this Agreement.

(i) Change in Control. The Company and the Executive have entered into a Severance Agreement (“Severance Agreement”) providing for certain compensation and benefits during and after employment (including severance benefits) if a change in control of the Company occurs. This Agreement shall not affect the Executive’s rights or obligation under the Severance Agreement and, as long as the Severance Agreement is not in effect, the Severance Agreement shall not affect this Agreement or the Executive’s rights or obligations under this Agreement. As provided in the Severance Agreement, if the Severance Agreement becomes effective due to a change in control, the Severance Agreement shall supersede this Agreement.

5. Termination. The Company, by action of the Board, may terminate the Executive’s employment hereunder for any reason.

(a) If the Executive’s employment is terminated by the Company during the Term for any reason other than for Cause (as defined below), death, or Disability (as defined below), or if the Executive terminates his employment hereunder for Good Reason (as defined below), except as otherwise provided in Section 10 hereof, and provided the Executive executes a severance agreement and release in a form acceptable to the Company, the Company shall pay to the Executive, as soon as practicable (but in no event prior to the effective date of the severance agreement and release, as defined therein, which shall not exceed fifteen (15) days after execution of the severance agreement and release without revocation on the part of the Executive (but in no event later than March 15th of the calendar year following the Executive’s termination)):

(i) all accrued and unpaid salary, bonus and expense reimbursements;

(ii) a lump sum cash payment equal to the present value of twenty-four (24) monthly salary payments, assuming for this purpose that (A) each monthly salary payment would have been equal to 1/12th of the Executive’s Base Salary in effect at the time of his employment termination (disregarding any reductions in Base Salary that were not approved by the Executive) and (B) such monthly salary payments would have been made on each of the 24 monthly anniversaries of the date the Executive’s employment terminated;

(iii) a lump sum cash payment equal to the present value of two (2) annual bonus payments, assuming for this purpose that (A) each such annual bonus payment would have been equal to the average of the annual bonus amounts received by the Executive in the two calendar years preceding the year in which the employment termination occurs and (B) the first annual bonus would have been paid on the last business day of the first February following the date of employment termination and the second annual bonus would have been paid on the last business day of the second February following the date of employment termination; and

(iv) a lump sum cash amount equal to the present value of the monthly cost that would have been incurred by the Company (exclusive of the Executive’s portion thereof and determined in good faith by the Company) if it provided group medical, dental and life insurance coverage to the Executive and the Executive’s eligible dependents (at the same level and Executive cost as in effect at the time of employment termination) for a period of two (2) consecutive years following employment termination, determined based on the cost of such coverage at the time of employment termination and assuming such cost remained constant through the coverage period. Following employment termination, the Executive and the Executive’s eligible dependents shall have the option to continue his medical and dental insurance coverage at his own expense pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and the Omnibus Budget Reconciliation Act of 1989 (“COBRA”) through the insurance plan(s) then offered by the Company, which plan(s) and premium rate(s) may be modified from time to time. The Company will continue to provide basic life insurance for up to twelve months, after which time, the Executive will have the option to convert his basic life insurance with the Carrier to an individual policy without evidence of insurability.

For purposes of calculating the lump sum cash payments provided by this Section 5, present value shall be determined by using a discount factor equal to one percentage point below the Prime Rate, compounded annually. The “Prime Rate” shall be the base rate on corporate loans at large U.S. money center commercial banks as reported in The Wall Street Journal (or, if such rate is no longer published, such other base rate on corporate loans by large money center commercial banks in the United States to their most creditworthy customers as published by any newspaper or periodical of general circulation) as of the date on which termination shall have occurred.

(b) If the Executive terminates his employment hereunder for any reason other than for Good Reason, if the Executive’s employment hereunder is terminated due to the Executive’s death, or if the Company terminates the Executive’s employment as a result of Disability or Cause, the Company shall have no further obligation hereunder and no further payments (except for accrued and unpaid salary, bonus and expense reimbursement) shall be made to the Executive.

(c) Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s incapacity due to physical or mental illness which, if he were to apply, would in the sole determination of the Board entitle him to the receipt of benefits under the Company’s long-term disability plan and if the Executive shall not have returned to the performance of his duties hereunder on a full-time basis within thirty (30) days after a written Notice of Termination (as defined in Section 6(a)) is given to the Executive by the Company.

(d) Cause. For the purposes of this Agreement, “Cause” shall mean:

(i) the failure by the Executive to substantially perform the Executive’s duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness which shall be subject to the provisions of Section 5(c));

(ii) the willful violation by the Executive of any of the Executive’s material obligations hereunder;

(iii) the willful engaging by the Executive in misconduct which is materially injurious to the business or reputation of the Company or any of its affiliates; or

(iv) the Executive’s conviction of a felony.

Notwithstanding the foregoing, the Executive shall not be terminated for Cause without:

(A) reasonable notice to the Executive setting forth the reasons for the Company’s intention to terminate the Executive’s employment hereunder for Cause;

(B) the failure of the Executive to cure the nonperformance, violation or misconduct described in the notice referred to in clause (A) of this paragraph, if the cure thereof is possible, to the reasonable satisfaction of the Board, within fifteen (15) days of such notice;

(C) an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board; and

(D) delivery to the Executive of a written Notice of Termination (as defined in Section 6(a)) from the Company notifying him that in the good faith opinion of a majority of the Board the Company is entitled to terminate the Executive for Cause as set forth above, and specifying the particulars thereof in detail.

(e) Good Reason. For the purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions unless the Executive specifically agrees in writing that such event or condition shall not constitute Good Reason:

(i) a material diminution in the Executive’s authority, duties or responsibilities or the Company requiring the Executive to report to a corporate officer or employee rather than reporting directly to the Board;

(ii) a material change in the geographic location at which the Executive must perform services, which includes a change in the Executive’s principal place of employment by the Company from the location of the Company’s principal place of business on the date of this Agreement to a location more than fifty (50) miles from such principal place of business;

(iii) a material diminution in the Executive’s base compensation; or

(iv) any other action or inaction that constitutes a material breach by the Company of the Agreement.

6. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment hereunder pursuant to the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean:

(i) if the Executive’s employment is terminated on account of the Executive’s Disability, thirty (30) days after a Notice of Termination has been provided pursuant thereto (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period);

(ii) if the Executive’s employment is terminated for Cause, the date specified in the Notice of Termination provided pursuant thereto; and

(iii) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is provided or any later date (within thirty (30) days) set forth in such Notice of Termination.

(c) Termination for Good Reason. Notwithstanding anything herein to the contrary, no event or condition described in Section 5(e) shall constitute “Good Reason” unless (i) the Executive gives the Company notice of the termination for Good Reason within ninety (90) days of the initial existence of the event or condition constituting Good Reason and (ii) the Executive gives the Company thirty (30) days’ prior written notice of such termination due to Good Reason and the Company fails to cure such event or condition within the thirty (30) day period.

7. Restrictions.

(a) Reasonable Covenants. It is expressly understood by and between the Company and the Executive that the covenants contained in this Section 7 are an essential element of this Agreement and that but for the agreement by the Executive to comply with these covenants and thereby not to diminish the value of the organization and goodwill of the Company or any affiliate of the Company, if any, including, without limitation relations with their employees, suppliers, customers and accounts, the Company would not enter into this Agreement. The Executive acknowledges that he has been given the opportunity to independently consult with his legal counsel and agrees that such covenants are reasonable and proper.

(b) Noncompetition; No Diversion of Customers, Etc. During the Term and for twelve (12) months after the later of (i) the Executive’s Date of Termination, or (ii) the last day a payment is made to the Executive pursuant to Section 5, the Executive shall not:

(i) engage directly, alone or in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization or entity, in competition with the Company and/or any of its affiliates;

(ii) divert or attempt to divert (by solicitation, diversion or otherwise) to any competitor of the Company or any of its affiliates, any customer of the Company or any of its affiliates; or

(iii) solicit or encourage, or attempt to solicit or encourage, any officer, employee or consultant of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates for employment by or with any competitor of the Company or any of its affiliates;

provided, however, that the Executive may invest in stocks, bonds or other securities of any competitor of the Company or any of its affiliates if:

(A) such stocks, bonds or other securities are listed on any national or regional securities exchange or have been registered under Section 11(g) of the Securities Exchange Act of 1934;

(B) the Executive’s investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1%) of the issued and outstanding shares, or, in the case of other securities, one percent (1%) of the aggregate principal amount thereof issued and outstanding; and

(C) such investment would not prevent, directly or indirectly, the transaction of business by the Company and/or any of its affiliates with any state, district, territory or possession of the United States or any governmental subdivision, agency or instrumentality thereof by virtue of any statute, law, regulation or administrative practice.

If, at any time, the provision of this Section 7(b) shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to the area, duration or scope of activity, this Section 7(b) shall be considered severable and shall become and shall be immediately amended solely with respect to such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive agrees that this Section 7(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Except as provided in this Section 7 and in Section 3, nothing in this Agreement shall prevent or restrict the Executive from engaging in any business or industry in any capacity.

(c) Public Support and Assistance. The Executive agrees that following any termination of his employment hereunder by the Company, the Executive shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information of a substantial nature about the Company or its management, or about any product or service provided by the Company, or about the Company’s prospects for the future (including any such comments or information with respect to affiliates of the Company). The Company and/or any of its affiliates may seek the assistance, cooperation or testimony of the Executive following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of the Executive and related to the Executive’s position as an officer or employee of the Company, and in any such instance, the Executive shall provide such assistance, cooperation or testimony and the Company shall pay the Executive’s reasonable costs and expenses in connection therewith; in addition, if such assistance, cooperation or testimony requires more than a nominal commitment of the Executive’s time, the Company shall compensate the Executive for such time at a per diem rate derived from the Executive’s Base Salary at the time of the Executive’s Date of Termination.

(d) Nondisclosure of Confidential Information. During the Term, the Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all Confidential Information (as defined below). After termination of the Executive’s employment with the Company, the Executive shall keep secret and confidential all Confidential Information and shall not use or disclose to any third party in any fashion or for any purpose whatsoever, any Confidential Information. As used herein, “Confidential Information” shall mean any information regarding this Agreement, or any other information regarding the Company or its affiliates which is not available to the general public, and/or not generally known outside the Company or any such affiliate, to which the Executive has or shall have had access at any time during the course of the Executive’s employment with the Company, including, without limitation, any information relating to the Company’s (and its affiliates’):

(i) business, operations, plans, strategies, prospects or objectives;

(ii) products, technologies, processes, specifications, research and development operations or plans;

(iii) customers and customer lists;

(iv) sales, service, support and marketing practices and operations;

(v) financial condition and results of operations;

(vi) operational strengths and weaknesses; and

(vii) personnel and compensation policies and procedures.

Notwithstanding the foregoing provisions of this Section 7, the Executive may discuss this Agreement with the members of the Executive’s immediate family and with the Executive’s personal legal advisors.

Notice Concerning Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing. The Defend Trade Secrets Act of 2016 provides that:

(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret under the Act that: (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(e) Specific Performance. Without intending to limit the remedies available to the Company, the Executive agrees that damages at law would be an insufficient remedy to the Company in the event that the Executive violates any of the provisions of this Section 7. Executive further agrees that, notwithstanding the provisions of Section 11 regarding arbitration, the Company may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of or otherwise to specifically enforce any of the covenants contained in this Section 7 without the necessity of a bond or other security.

(f) Reporting Possible Violations of Federal Law or Regulation; Disclosures Protected Under Whistleblower Provisions. Notwithstanding anything to the contrary contained in this Agreement, (i) nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, (ii) the Executive does not need the prior authorization of the Company to make any such reports or disclosures and (iii) the Executive is not required to notify the Company that the Executive has made any such reports or disclosures.

(g) Survival of Provisions. This Section 7 shall survive after the termination of this Agreement.

8. Notice. For the purpose of this Agreement, notices, demands and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Thomas P. Meissner, Jr.

77 State Street, Unit 201

Portsmouth, NH 03801

If to the Company:

Unitil Corporation

Attn: Corporate Secretary

6 Liberty Lane West

Hampton, NH 03842

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Successors. Without the prior written consent of the Executive, this Agreement cannot be assigned by the Company except that it shall be binding automatically on any successors and assigns of all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). In addition, without the prior written consent of the Company, this Agreement cannot be assigned by the Executive, except that the right to receive payments or benefits hereunder may be transferred by will or the laws of descent and distribution. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives.

10. Code Section 409A. The provisions of this Agreement and all payments made pursuant to this Agreement are intended to comply with, and should be interpreted so that they are consistent with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other applicable guidance promulgated thereunder (collectively, “Section 409A”). It is the intent of the parties hereto that all severance payments and benefits provided pursuant to this Agreement qualify as short-term deferrals, as defined in Treasury Regulation §1.409A-1(b)(4), separation pay due to an involuntary separation from service under Treasury Regulation §1.409A-1(b)(9)(iii), and/or limited payments, as defined in Treasury Regulation §1.409A-1(b)(9)(v)(D)). Notwithstanding the foregoing, if (i) it is determined that any payments or benefits provided pursuant to this Agreement upon a separation from service (as that term is used in Section 409A) constitute deferred compensation for purposes of Section 409A (after taking into account the exception for short-term deferrals set forth in Treasury Regulation §1.409A-1(b)(4), the exception for separation pay due to an involuntary separation set forth in Treasury Regulation §1.409A-1(b)(9)(iii), the exception for limited payments as set forth in Treasury Regulation §1.409A-1(b)(9)(v)(D) and/or any other applicable exception from Section 409A) and (ii) the Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees, on the date on which the termination of employment occurs, no such payments or benefits shall be provided prior to the first business day after the date that is six months following the Executive’s termination of employment or, if the Executive dies during such six month period, on the first business day after the date of the Executive’s death. The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six-month period. In addition, interest will accrue at the Federal short-term rate determined under Section 1274(d) of the Code (as in effect on the date of the separation from service or, if such date is not a business day, the first business day prior to such date) on all payments not paid to the Executive prior to the first business day after the sixth month anniversary of termination of employment that otherwise would have been paid during such six-month period had this delay provision not applied to the Executive and shall be paid with the first payment after such six-month period. For all purposes under this Agreement, references to termination of employment, employment termination or words of similar import shall be interpreted to mean “separation from service,” as that term is used in Section 409A, and the Executive’s employment shall in no event be deemed to have terminated unless and until a separation from service shall have occurred for purposes of Section 409A.

11. Arbitration. Except as provided in Section 7(e), all controversies, claims or disputes arising out of or relating to this Agreement shall be settled by binding arbitration to be conducted in Hampton, New Hampshire under the rules of the American Arbitration Association, as the sole and exclusive remedy of either party, and judgment upon any such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The costs of arbitration shall be borne by the unsuccessful party or otherwise as determined by the arbitrators in their discretion.

12. Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Hampshire without regard to conflicts of law principles.

13. Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated for such purpose by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15. Entire Agreement. Except as otherwise provided in Section 4(i) hereof, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. For avoidance of doubt, while this Agreement is in effect, the Executive shall not be eligible to receive severance payments under the Unitil Corporation Severance Pay Plan, as may be amended from time to time, or any successor or similar plan maintained by the Company or an affiliate.

16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

UNITIL CORPORATION

By:	/s/Winfield S. Brown
Name: Winfield S. Brown
Title: Chair, Compensation Committee
of the Board of Directors

THOMAS P. MEISSNER, JR.

/s/ Thomas P. Meissner, Jr.